Exhibit 99.1

BioTime Receives Approval to Begin Human Clinical Trials of Renevia

ALAMEDA, Calif.--(BUSINESS WIRE)--August 28, 2013--BioTime, Inc. (NYSE MKT: BTX) today announced that it has received approval from The Spanish Agency of Medicines and Medical Devices (AEMPS) to begin human clinical trials of Renevia™, a unique biomaterial used as a delivery matrix for autologous adipose derived cells to treat the loss of subcutaneous adipose tissue (lipoatrophies) arising from trauma, surgical resection, and congenital defects and disease. This AEMPS approval follows the earlier approval this year from the Balearic Island Ethics Committee Approval for the first of a multiphase clinical investigation of Renevia™.

The clinical studies will be conducted at The Stem Center in Palma de Mallorca, Spain, an innovative patient therapy center, laboratory, and professional research facility located within the Clinica USP Palma Planas hospital in Palma. The Medical Director of The Stem Center and Principal Investigator for the Renevia studies, Ramon Lull, MD, PhD, is a leading expert on advanced regenerative therapies based on adipose technology. The Stem Center is owned and operated by the GID Group, Inc., Louisville, CO, USA.

BioTime expects that the first clinical investigation, a study in 10 volunteers to demonstrate the safety of Renevia™ in humans, will be completed before the end of the year. Subsequent clinical studies are being planned to document the efficacy of Renevia™ as a delivery matrix for autologous adipose cells to restore normal skin contours in patients where the subcutaneous adipose tissue had been lost to lipoatrophy. Commenting on the approval, Dr. Lull, said, “The desire for a new and effective delivery matrix allowing for easier placement and potentially superior grafting of autologous cells is high. We are looking forward to getting started testing this novel biomaterial.” Renevia™ is manufactured in the US in compliance with cGMP requirements and has been tested pursuant to ISO 10993 standards for Class III implantable medical devices. In these studies Renevia™ has been shown to be biocompatible.

Commenting on the AEMPS approval to begin clinical investigations, William, P. Tew, PhD, BioTime’s Chief Commercial Officer, said “We are delighted to begin this next phase in our program for obtaining a CE Mark for Renevia™. We have developed Renevia™ to provide plastic and reconstructive surgeons a safe and effective delivery matrix for tissue engineering and regenerative medicine applications utilizing autologous adipose cells.”

Renevia™ is a member of BioTime’s HyStem® family of hydrogels. These unique biomaterials are designed as matrices and scaffolds for cell delivery in a wide variety of medicine applications. HyStem® hydrogels are distributed and sold worldwide by BioTime and its distributors for pre-clinical research. BioTime’s HyStem® technology is covered by two issued US patents with applications pending in the EU, Canada, Japan, and Australia.

About BioTime, Inc.

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem™ progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.
  ES Cell International Pte Ltd., a Singapore private limited company, develops hES products for research use.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of blood and lymphatic vascular disorders, as well as products for research using iPS and other cell reprogramming technology.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological degenerative diseases. Its lead product is OpRegen® for the treatment of macular degeneration.
  LifeMap Sciences, Inc. markets, sells and distributes GeneCards®, the leading human gene database, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.
  Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Lesley Stolz, PhD, 510-521-3390 ext. 367
Executive Vice President, Corporate Development
lstolz@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com